Page 78 of 89 pages

                             Exhibit 9.03(i)



     STOCKHOLDERS AGREEMENT dated as of May 21, 1997 by and among: (a) the persons or entities listed in Exhibit 1 annexed hereto (the "Ames Group") acting through Eugene L. Ames, Jr. (the "Ames Representative"); (b) the persons or entities listed in Exhibit 2 annexed hereto (the "Blair Group") acting through
D. H. Blair Investment Banking Corp. (the "Blair Representative"); (c) the entities listed in Exhibit 3 annexed hereto (the "Lomak Group") acting through Lomak Petroleum, Inc. (the "Lomak Representative").

                  WHEREAS, the Blair Group owns 1,036,512 shares of the Common Stock of Xplor and warrants to acquire an additional 30,000 of the Common Stock of Xplor; and

                  WHEREAS, pursuant to the terms of a Property Acquisition Agreement dated as of April 29, 1997 (the "Exchange Agreement"), the members of the Ames Group own beneficially 3,553,896 shares of the Common Stock of Xplor and warrants to acquire an additional 172,023 shares of the Common Stock of Xplor; and

                  WHEREAS, of the shares of Common Stock of Xplor owned by the Ames Group 372,599 are subject to transfer to Stratum Corp. ("Stratum shares") 43,199 are owned by Jere W. McKenny or subject to warrants ("JWM Director Shares") and 199,796 are owned by James W. Gorman or subject to warrants ("JWG Director Shares").

                  WHEREAS, pursuant to the terms of the Exchange Agreement and the acquisition of additional shares of the Common Stock of Xplor from the Blair Group contemplated therein, the Lomak Group owns beneficially 2,134,179 shares of the Common Stock of Xplor and warrants to acquire an additional 192,353 shares of the Common Stock of Xplor; and



                  WHEREAS, it is a condition to the obligations of the parties to the Exchange Agreement that this Agreement be executed by the parties hereto, and the parties are willing to execute this Agreement and to be bound by the provisions hereof;

                  NOW,  THEREFORE,   in  consideration  of  the  premises,   the
agreements set forth below, and the parties' desire to further the interests of Xplor and its present and future stockholders, the parties agree as follows:


C:\WPWIN60\XPLOR\VENUS\STOCKHOL.AGR                        5/19/97  12:14 pm
                                                         1

                                                       Page 79 of 89 pages


                  1. Definitions. As used in this Agreement, the term "Shares" means all shares of the Common Stock of Xplor (a) now or hereafter owned (either beneficially or of record) by any member of the Ames Group or by any member of the Blair Group or by any of the Lomak Entities or by any affiliate of any of them or (b) which a member of the Ames Group, the Blair Group or the Lomak Entities does not own (either beneficially or of record) but as to which it now or hereafter it or he has the right to exercise voting control. As used herein, "beneficial" ownership shall be determined in accordance with Securities and Exchange Commission Rule 13d-3.



                  2.  Designation of Nominees.

                  (a) Subject to Section 8 hereof:

                   (i) during the term of the Agreement the Ames Group shall
                  have the right to designate four nominees for election as directors of Xplor (together, the "Ames Nominees", and individually an "Ames Nominee"). The initial Ames Nominees are Eugene L. Ames, Jr., John Y. Ames, James
                  W. Gorman and Jere W. McKenny who shall be elected directors of Xplor effective upon the Closing under the Exchange Agreement and take office as soon as permitted by Securities and Exchange Commission Rule 14f-1;

                   (ii) the Blair  Group shall have the right to  designate  two nominees for election as directors of Xplor (together, the "Blair Nominees", and individually a "Blair Nominee") for the one year term commencing with the Annual Meeting to be held in 1997 and the right to designate one nominee for election as a director of Xplor for the one year term commencing with the Annual Meeting to be held in 1998. The initial Blair Nominees are Martin A. Bell and J. Morton Davis who are currently in office and shall remain so when the Ames Nominees and the Lomak Nominee take office as herein provided; and

                   (iii) during the term of the  Agreement the Lomak Group shall have the right to designate one nominee for election as a director of Xplor (the "Lomak Nominee"). The initial Lomak Nominee is John H. Pinkerton who shall be elected a director of Xplor effective upon the Closing under the

C:\WPWIN60\XPLOR\VENUS\STOCKHOL.AGR                       5/19/97  12:14 pm
                                                         2

                                                       Page 80 of 89 pages

                  Exchange Agreement and take office as soon as permitted by Securities and Exchange Commission Rule 14f-1.

                  (b) The Blair Group, the Ames Group and the Lomak Group shall each cause its nominees who are directors to nominate the designees as the management slate of directors.

                  (c) At least 50 days prior to any meeting (or written action in lieu of a meeting) of stockholders of Xplor at or by which directors are to be elected, each party entitled to name Nominee(s) for director(s) of Xplor shall notify the other such parties and Xplor in writing of such party's Nominee(s) for election as director(s), together in each case with information about such Nominee(s) necessary for Xplor to comply with applicable disclosure requirements. In the absence of any such notification, it shall be presumed that the then incumbent Nominee(s) have been redesignated as the respective party's Nominee(s).

                  3. Voting. (a) From and after the date hereof, each of the Ames Group, the Blair Group and the Lomak Group shall vote all Shares at each meeting (or written action in lieu of a meeting) of stockholders of Xplor to elect, as directors of Xplor the Nominees designated in the manner provided in
Section 2 and shall vote all Shares against any proposal having the effect of increasing the Board of Xplor to more than seven directors.

                  4. Successor Directors. If a Nominee shall cease to serve as a director for any reason, the party which designated such person shall have the right to designate a successor Nominee and the parties shall use their best efforts to ensure that such successor Nominee is duly elected as a director, including causing its nominees who are directors so to vote. If a party notifies the other parties that such party desires to remove a director who serves as such party's Nominee, the parties shall use their best efforts to ensure that, consistent with Delaware law and the by-laws of Xplor, that such director is duly removed as a director, if possible, or that a meeting of stockholders of Xplor is promptly called for the purpose of electing a new management slate of directors consistent with the designations of the parties to this Agreement.


     5. Prohibited Transfers. No member of the Ames Group or the Lomak Group shall sell, assign, transfer otherwise dispose of all or any Shares except as expressly provided in this Agreement or as otherwise consented to in writing by the Ames Representative and the Lomak Representative. Stratum Shares may be transferred by the Ames Group as contemplated by the Letter agreement between The New Venus Exploration, Inc. and Stratum Corp. dated April 25, 1997. JWM Director Shares and/or JWG Director Shares, as the case may be transferred without reference

C:\WPWIN60\XPLOR\VENUS\STOCKHOL.AGR                        5/19/97  12:14 pm
                                                         3

                                                       Page 81 of 89 pages

to this Agreement, including Section 5, 6 and 7 hereof, at such time as Jere W. McKenny or James W. Gorman, as the case may be, is no longer a director of Xplor following his anticipated election as a director of Xplor. Shares may be pledged hypothecated, mortgaged or encumbered by members of the Ames Group or the Lomak Group provided that document issued in connection therewith specifically provides that the Rights of the holder thereof are subject to all the terms of this Agreement. Notwithstanding the foregoing, (a) members of the Ames Group may transfer Shares to any other member of the Ames Group, and members of the Lomak Group may transfer any or all of their Shares to one or more "affiliates" of the Lomak Group (as such term is defined in Securities and Exchange Commission regulations) in which event each such transferee shall be bound by all of the provisions of this Agreement to the same extent as if such transferee were a party hereto; and (b) members of the Ames Group who are individuals may transfer any or all of their Shares (i) by way of gift to any member of their respective families or to any trust for the benefit of any such persons' family members or the person himself or herself, provided that any such transferee shall agree in writing with the other parties hereto, as a condition to such transfer, to be bound by all of the provisions of this Agreement to the same extent as if such transferee were a party hereto, or (ii) by will or the laws of descent and distribution, in which event each such transferee shall be bound by all of the provisions of this Agreement to the same extent as if such transferee were a party hereto. As used herein, the word "family" shall include any spouse, lineal ancestor or descendant, brother or sister.

                  6.  Right of First Refusal.

                  (a) If at any time any member of the Ames Group or the Lomak Group (a "Selling Stockholder") desires to sell its Shares (other than pursuant to a transfer permitted pursuant to Section 5 hereof) pursuant to a bona fide offer from a third party (the "Proposed Transferee"), the Selling Stockholder, if a member of the Ames Group shall submit a written offer (the "First Offer") to sell such Shares (the "Offered Shares") to the Lomak Representative and, if a member of the Lomak Group to the Ames Representative on behalf of their respective groups ("Non-Selling Stockholders") on terms and conditions, including price, not less favorable to the Non-Selling Stockholders than those on which the Selling Stockholder proposes to sell such Offered Shares to the Proposed Transferee. The First Offer shall disclose the identity of the Proposed Transferee, the number of Offered Shares proposed to be sold, the total number of Shares owned by the Selling Stockholder, the terms and conditions, including price, of the proposed sale, and any other material facts relating to the proposed sale. Non-Selling Stockholders may acquire, in accordance with the provisions of this Agreement, all but not any portion of the Offered Shares for the price and upon the other terms and conditions, including deferred payment (if applicable), set forth therein.


C:\WPWIN60\XPLOR\VENUS\STOCKHOL.AGR                   5/19/97  12:14 pm
                                                         4

                                                       Page 82 of 89 pages

                  (b) If a Non-Selling Stockholder desire to purchase the Offered Shares, the Non-Selling Stockholder shall communicate in writing its election to purchase to the Selling Stockholder, within 7 days of the date the First Offer was made. Such communication shall, when taken in conjunction with the First Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of such Offered Shares. Sales of the Offered Shares to be sold to the Non-Selling Stockholders pursuant to this
Section 6 shall be made at the offices of the Selling Stockholder on the 12th day following the date the First Offer was made (or if such 12th day is not a business day, then on the next succeeding business day). Such sales shall be effected by the Selling Stockholder's delivery to the Non-Selling Stockholder of a certificate or certificates evidencing the Offered Shares to be purchased by it, duly endorsed for transfer to such Non-Selling Stockholder, against payment to the Selling Stockholder of the purchase price therefor by such Non-Selling Stockholder.

                  (c) If the Non-Selling Stockholders do not elect to purchase the Offered Shares, the Offered Shares may be sold by the Selling Stockholder at any time within 30 days after the date the First Offer was made, subject to the provisions of Section 6 and 7. Any such sale shall be to the Proposed Transferee, at not less than the price and upon other terms and conditions, if any, not more favorable to the Proposed Transferee than those specified in the First Offer. Any remaining Shares not sold within such 30-day period shall continue to be subject to the requirements of prior offers pursuant to this
Section 6. If Offered Shares are sold pursuant to this Section 6 to any person who is not a party to this Agreement, the Offered Shares so sold shall no longer be subject to any of the restrictions imposed by this Agreement.

                  (d) Notwithstanding the foregoing subsections (a) through (c) of this Section 6. if a Selling Stockholder wishes to sell Shares pursuant to Rule 144 (or its successor provision), the Non-Selling Stockholder shall have the right, exercisable within 7 business days following receipt of a Form 144 notice of sale, to purchase the Shares subject to such notice at the closing price of the Shares on the first trade date immediately before the date of the filing of such notice. If any Non-Selling Shareholder elects to purchase such Shares the closing will be effected within 3 business days following its election to purchase. If the Non-Selling Shareholder elect not to purchase, the Selling Shareholder shall be free to sell the Shares covered by the notice for a period of 30 days thereafter.

              7.  Right of Participation in Sales by Ames Group or Lomak Group.

                  (a) If at any time member(s) of the Ames Group or members of the Lomak Group ("Participation Seller") desire to sell in the aggregate thirty-five percent or more of the Participation Seller's then outstanding ownership of Shares for cash or other consideration (other than pursuant to a transfer permitted pursuant to Section 5 hereof) to any third party (the "Buyer"), the other party, i.e. the Ames Group or The Lomak

C:\WPWIN60\XPLOR\VENUS\STOCKHOL.AGR                          5/19/97  12:14 pm
                                                         5

                                                       Page 83 of 89 pages


Group, as the case may be (the "Other Party") shall have the right to sell to the Buyer, as a condition to such sale by the Participation Seller, at the same price per share and on the same terms and conditions as involved in such sale by the Participation Seller, the same percentage of the Shares owned by the Other Party as the Shares to be sold by the Participation Seller to the Buyer represents with respect to the Shares owned by the Participation Seller immediately prior to the sale of any of such Participation Seller's Shares to the Buyer. The obligation hereunder with respect to a party shall cease at such time as that party owns less than 5% of the then outstanding shares of Xplor.

                  (b) The Other Party shall notify the Participation Seller in writing of such intention as soon as practicable and in any event within ten business days after the date the First Offer was made. Such notification shall be given to such Participation Seller in accordance with Section 10 below.

                  (c) The Participation Seller and the Other Party shall sell to the Buyer all, or at the option of the Buyer, any part of the Shares proposed to be sold by them at not less than the price and upon other terms and conditions, if any, not more favorable to the Buyer than those in the First Offer provided by the Participation Seller under Section 6 above; provided, however, that any purchase of less than all of such Shares by the Buyer shall be made from the Participation Seller and the Other Party, pro rata, based upon the relative amount of the Shares that the Participation Seller and the Other Party is otherwise entitled to sell pursuant to Section 7(a).

                  (d) Any Shares sold by the Participation Seller or the Other Party pursuant to this Section 7 shall no longer be subject to this Agreement.

                  8. Term. This Agreement shall continue through the third anniversary of the date of this Agreement, provided, that the rights and obligations of any party hereunder shall cease at such time that such party owns beneficially fewer than 250,000 Shares.

                  9. Specific Enforcement. Each of parties hereto expressly agrees that the other parties will be irreparably damaged by a breach of this Agreement if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any party, a non-breaching party shall, in addition to all other remedies, be entitled to a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions hereof.

     10. Notices. All notices or other communications given hereunder shall be in writing and shall be deemed effective upon delivery at the address of the party to be notified and shall be mailed by certified or registered mail, return receipt requested, delivered by courier, telecopied, or sent by other facsimile method (notices by telecopy

C:\WPWIN60\XPLOR\VENUS\STOCKHOL.AGR                        5/19/97  12:14 pm
                                                         6

                                                       Page 84 of 89 pages

or facsimile must be confirmed by next day courier delivery to be effective), addressed to the Ames Representative in the case of notices to the Ames Group or any member thereof, to the Blair Representative in the case of notices to the Blair Group or any member thereof, or to the Lomak Representative, as the case may be, at the address specified on the signature pages hereto or such other address as such party may subsequently notify the other parties of in writing.

                  11. Entire Agreement and Amendments. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and neither this Agreement nor any provision hereof may be waived, modified, amended or terminated except by a written agreement signed by Xplor, and to the extent that the Ames Group, the Blair Group and/or the Lomak Group still have the right to have designees on the Board of Directors pursuant to
Section 2, the Ames Representative, the Blair Representative and/or the Lomak Representative, as the case may be

                  12. Designation of Representatives; Power of Attorney. Each member of the Ames Group, the Blair Group and each of the Lomak Group, respectively by his, her or its execution of this Agreement, hereby irrevocably constitutes, appoints and designates the Ames Representative, Blair Representative, the Lomak Representative respectively, named above as his, her or its representative and attorney-in-fact for all purposes of this Agreement with the authority to act for such member with the power, among other things:
(a) to perform the duties and functions assigned to the Ames Representative, Blair Representative and the Lomak Representative named above as the case may be, under this Agreement; (b) to receive notices to such member hereunder and to agree to, execute and deliver any and all agreements, amendments, waivers, consents and other documents in connection herewith; (c) to execute in such member's name and on his, her or its behalf any and all filings with the Securities and Exchange Commission which may be required by the Securities Exchange Act of 1934, including without limitation Schedule 13D thereunder and any amendments thereto. The other parties may conclusively rely upon the appointment effected hereby, and any action taken by the Ames Representative or the Blair Representative and the Lomak Representative named above hereunder shall be binding on all members of their respective Groups, whether any such members consented thereto or not.

     13. Governing Law: Successors and Assigns. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the principle of conflicts of laws and shall bind and inure to the benefit of the heirs, personal representatives, executors, administrators, successors and assigns of the parties.

     14. Captions. Captions are for convenience only and are not deemed to be part of this Agreement.

C:\WPWIN60\XPLOR\VENUS\STOCKHOL.AGR                      5/19/97  12:14 pm
                                                         7

                                                       Page 85 of 89 pages

     15.   Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

C:\WPWIN60\XPLOR\VENUS\STOCKHOL.AGR                        5/19/97  12:14 pm
                                                         8

                                                       Page 86 of 89 pages

                  IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

                                       THE AMES GROUP (Listed in Exhibit 1)

                                       By:
                                            Eugene L. Ames, Jr.

                                         THE BLAIR GROUP (Listed in Exhibit 2)
                                         By: D.H. Blair Investment Banking Corp.

                                         By:
                                            President

                                         THE LOMAK GROUP (Listed in Exhibit 3)
                                         By: Lomak Petroleum, Inc.
                                         By:
                                            John H. Pinkerton, President

                                            XPLOR CORPORATION

                                         By:

C:\WPWIN60\XPLOR\VENUS\STOCKHOL.AGR                     5/19/97  12:14 pm
                                                         9

                                                       Page 87 of 89 pages

                                    EXHIBIT 1

                  Each of the undersigned hereby designates Eugene L. Ames, Jr. or a successor selected by a majority in interest in Xplor Common Stock of the undersigned, in writing, the Ames Representative under the Agreement authorized to take any and all actions set forth for the Ames Representative thereunder.


Name                Signature               Xplor               Xplor
                                            Common              Warrants
                                            Owned               Owned

E.L. James, Jr.                              295,303             14,290

Ellen R.Y. Ames                            1,168,211              56,548

John Y. Ames                                 452,449              21,901

Elizabeth A. Jones                           262,373              12,700

Eugene L. Ames,III                           262,373              12,700

Stephen J. Ames                              262,373              12,700

George J. Ames                                 8,241                 399

Carl Oliver, Trustee                           4,120                 199

Patrick A. Garcia                            149,350               7,229

Raymond M. Koger                               4,120                 199

Gloria Barrett                                45,284               2,192

Venus Oil Company                            407,924              19,746

James W. Gorman                              189,823               9,973

Jere W. McKenny                               41,204               1,995




C:\WPWIN60\XPLOR\VENUS\STOCKHOL.AGR                        5/19/97  12:14 pm
                                        10

                                                       Page 88 of 89 pages

                                    EXHIBIT 2

     Each of the undersigned hereby designates D.H. Blair Investment Banking Corp. or a successor selected by a majority in interest in Xplor Common Stock of the undersigned, in writing, the Blair Representative under the Agreement authorized to take any and all actions set forth for the Blair Representative thereunder



Name                Signature              Xplor                 Xplor
                                           Common                Warrants
                                           Owned                 Owned
------------------  -------------------- --------------------- -----------------


D.H. Blair Investment
Banking Corp.                             766,307                  30,000


Rivkalex Corp.                            116,411


Rosalind Davidowitz                        70,954


Parliament Hill                            35,840
 Corporation

C:\WPWIN60\XPLOR\VENUS\STOCKHOL.AGR                       5/19/97  12:14 pm
                                                        11

                                                        Page 89 of 89 pages
                                    EXHIBIT 3

                  Each of the undersigned hereby designates Lomak Petroleum, Inc. or a successor selected by a majority in interest in Xplor Common Stock of the undersigned, in writing, the Lomak Representative under the Agreement authorized to take any and all actions set forth for the Lomak Representative thereunder



Name                     Signature                Xplor                 Xplor
                                                  Common               Warrants
                                                  Owned                 Owned

Lomak Production I L.P. by: Lomak Production Company   1,899,419       171,194
                              General Partner

                          by:______________________




Lomak Resources, L.L.C. by: Lomak Production Company,   234,760         21,159
                              A Member


                          by: _________________________



                          by: Lomak Resources Company
                               A Member


                          by:_________________________





C:\WPWIN60\XPLOR\VENUS\STOCKHOL.AGR                5/19/97  12:14 pm
                                                        12